William F. Glavin, Jr.

Chairman, President and

Chief Executive Officer     [OppenheimerFunds Logo]          OppenheimerFunds, Inc.

                                                                                                          Two World Financial Center

                                                                                                          225 Liberty Street

                                                                                                          New York, NY 10281-1008

                                                                                                          oppenheimerfunds.com

July 1, 2010

Dear Oppenheimer Principal Protected Main Street Fund Shareholder:

The Board of Trustees of your Fund, Oppenheimer Principal Protected Main Street Fund (“Principal Protected Main Street Fund” or the “Fund”), unanimously approved the Reorganization of your fund with and into Oppenheimer Main Street Fund (the Reorganization) and voted to recommend its approval by shareholders. A shareholder meeting has been scheduled for August 20, 2010, and all Principal Protected Main Street Fund shareholders of record on June 24, 2010 are being asked to vote on the Reorganization. Enclosed, you will find a combined prospectus and proxy statement detailing the proposal, a ballot card, an Oppenheimer Main Street Fund prospectus, and a postage-paid return envelope for voting by mail.

It can be expensive for the Fund to remail ballots if not enough responses are received to conduct the scheduled meeting. If your vote is not received before July 20, 2010,

we will commence a phone solicitation campaign asking you to vote and offering you assistance with the voting process. Please vote your shares.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot. In the absence of sufficient votes to approve the Reorganization, the meeting will be adjourned until such time that quorum may be reached.

Why does the Board of Trustees recommend this Reorganization?

The Board of Trustees determined that the Reorganization would be in the best interests of shareholders of the Fund and that the Fund would not experience any dilution as a result of the Reorganization. The combined prospectus and proxy statement provides information on the similarities and differences between the two Funds and the relative advantages and disadvantages of each Fund, and our belief that the Reorganization would allow you to continue your investment in what was Principal Protected Main Street Fund’s primary equity investment, Oppenheimer Main Street Fund.

Your Fund’s Warranty period will end on the Maturity Date of August 5, 2010. In accordance with the Prospectus of Principal Protected Main Street Fund, during the Post-Warranty Period, which will commence immediately following the Warranty Period, the Fund will invest solely in Class Y shares of Oppenheimer Main Street Fund.  If the Reorganization is not approved by shareholders of Principal Protected Main Street Fund, then the Fund will continue as a standalone fund investing in Class Y shares of Oppenheimer Main Street Fund.

Please read the enclosed combined prospectus and proxy statement for complete details on the Reorganization. Of course, if you have any questions, please contact your financial advisor, or call us at 800-331-5908. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

[Bill Glavin signature]

Enclosures

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008

©2010 OppenheimerFunds Distributor, Inc. All rights reserved.

XP0676.002.0610[July 1 2010]